Fidelity & Guaranty Life Declares Quarterly Dividend and Announces Annual Shareholder Meeting
DES MOINES, Iowa, May 1, 2017 – Fidelity & Guaranty Life (NYSE: FGL) announced today that its Board of Directors has declared a quarterly dividend of $0.065 per share. The dividend is payable on June 5, 2017 to shareholders of record as of the close of business on May 22, 2017.
In addition, the company announced that it will hold its 2017 annual shareholder meeting on September 29, 2017.

About Fidelity & Guaranty Life
Fidelity & Guaranty Life, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations. Fidelity & Guaranty Life is headquartered in Des Moines, Iowa, and trades on the New York Stock Exchange under the ticker symbol FGL. For more information, please visit www.fglife.com.

Investor Contact:
Lisa Foxworthy-Parker
Fidelity & Guaranty Life
Investor.Relations@fglife.com
515-330-3307
Media Contact:
Sard Verbinnen & Co
Jamie Tully or David Millar
212-687-8080
Source: Fidelity & Guaranty Life